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AMENDMENT AGREEMENT NO. 6 AND WAIVER

    AMENDMENT AGREEMENT NO. 6 AND WAIVER, effective as of April 13, 2001 (this "Amendment"), to the AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 15, 1999 (as heretofore amended and as may be further amended, modified or supplemented from time to time the "Credit Agreement"), among GENTLE DENTAL SERVICE CORPORATION, a Washington corporation ("Dental Service"), GENTLE DENTAL MANAGEMENT, INC., a Delaware corporation ("Dental Management") and DENTAL CARE ALLIANCE, INC., a Delaware corporation ("DCA"; DCA, Dental Service and Dental Management, each a "Borrower" and collectively, the "Borrowers"), the Guarantors named therein, the financial institutions from time to time party thereto (collectively, the "Lenders"), UNION BANK OF CALIFORNIA, N.A., as administrative agent for the Lenders (in such capacity, the "Administrative Agent") and THE CHASE MANHATTAN BANK ("Chase"), as syndication agent for the Lenders (in such capacity, the "Syndication Agent").

    WHEREAS, the Borrowers, the Guarantors and the Lenders desire to amend certain provisions of the Credit Agreement as set forth herein;

    WHEREAS, the Borrowers have requested that the Lenders waive and the Lenders have agreed to waive noncompliance with certain provisions of the Credit Agreement as specified more particularly herein;

    WHEREAS, the Borrowers have requested that the Lenders consent, and the Lenders have agreed to consent, to (i) the sale of assets of Dental Service and its subsidiary, DentalCo. Management Services of Maryland, Inc. ("DMSM"), that are used in the operations of the Affiliated Dental Practices known as Mid-Atlantic Dental Associates of Annapolis and Mid-Atlantic Dental Associates of Cross Keys (the "Annapolis/Cross Keys Practices") to MON Acquisition Corp., pursuant to an Asset Purchase Agreement dated on or about April 12, 2001 (the "MON Disposition") and (ii) the sale of assets of Dental Management that are used in the operations of the Affiliated Dental Practice conducted by Burns Dental Corporation under the name Naismith Dental Group to Villanova, LLC., pursuant to an Asset Purchase Agreement dated April 2001 (the "Villanova Disposition"; the MON Disposition and the Villanova Disposition being herein referred to as the "Dispositions");

    WHEREAS, in connection with the MON Disposition, Dental Service will enter into an amendment to the Management Agreement for the Annapolis/Cross Keys Practices, which amendment requires the consent of Required Lenders; and

    WHEREAS, the Borrowers intend to enter into amendments with respect to outstanding Subordinated Indebtedness, which amendments require consent of Requisite Lenders.

    NOW, THEREFORE, the Borrowers, the Guarantors, the Lenders, the Administrative Agent and the Syndication Agent hereby agree as follows:

    SECTION 1.  CAPITALIZED TERMS.  Capitalized terms used herein and not defined shall have the respective meanings assigned to such terms in the Credit Agreement.

    SECTION 2.  AMENDMENTS TO THE CREDIT AGREEMENT.  Upon the fulfillment of the conditions set forth in Section 6 hereof, the Credit Agreement is hereby amended as follows:

    2.1  DEFINITIONS.  A. Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions:

      "Bank Loans" means Loans and "Loans" as defined in the 2000 Credit Agreement.

      "Bankruptcy Code" shall mean Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

      "Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

      "Cash Flow" means, for Holdings and its Consolidated subsidiaries, for any period, (i) EBITDA minus (ii) Capital Expenditures minus (iii) any change (which may be a negative number) in the principal amount of notes and advances receivable from professional associations, as shown on the Consolidated balance sheet of Holdings and its Subsidiaries, from the beginning of such period to the end of such period.

      "Common Stock" shall mean the common stock, $.001 par value, of Holdings.

      "Current Assets" shall mean, as at any date of determination, the total assets of any person that may properly be classified as current assets in conformity with GAAP excluding cash and Cash Equivalents.

      "Current Liabilities" shall mean, as at any date of determination, the total liabilities of any person that may properly be classified as current liabilities in conformity with GAAP excluding the current portions of Funded Debt.

      "Dispositions" shall mean (i) the sale of assets of Dental Service and its subsidiary, DentalCo. Management Services of Maryland, Inc., that are used in the operations of the Affiliated Dental Practices known as Mid-Atlantic Dental Associates of Annapolis and Mid-Atlantic Dental Associates of Cross Keys to MON Acquisition Corp., pursuant to an Asset Purchase Agreement dated on or about April 12, 2001 and (ii) the sale of assets of Dental Management that are used in the operations of the Affiliated Dental Practice conducted by Burns Dental Corporation under the name Naismith Dental Group to Villanova, LLC, pursuant to an Asset Purchase Agreement dated April 2001.

      "Earnout Arrangements" shall mean payments to be made to the seller of an Affiliated Dental Practice based on the performance of such practice pursuant to the Purchase Agreement effecting the sale of that Affiliated Dental Practice.

      "Incremental Fee" shall have the meaning set forth in Section 2.17 hereof.

      "New Capital Transaction" shall mean, collectively, a debt and/or equity investment by one or more persons in Holdings or a subsidiary of Holdings made after the Sixth Amendment Date, which, if in the form of debt, contains subordination provisions, restrictive covenants, payment provisions and other terms and conditions satisfactory to Required Lenders, and, if in the form of preferred equity, contains restrictive covenants and dividend and redemption provisions satisfactory to Required Lenders.

      "Seller Notes" shall mean those promissory notes delivered to the seller of an Affiliated Dental Practice at the closing of the acquisition of that Affiliated Dental Practice pursuant to the Purchase Agreement effecting the sale of that Affiliated Dental Practice.

      "Sixth Amendment Date" shall mean April 13, 2001.

      "Warrants" shall mean warrants in substantially the form of Exhibit R representing the right to purchase 1,000,000 shares of Common Stock (expiring on April 13, 2011) at an exercise price equal to the closing stock price of Common Stock on the day immediately preceding the Sixth Amendment Date, subject to the anti-dilution provisions contained therein.

      "Working Capital" shall mean, as at any date of determination, the excess (or deficit) of Current Assets over Current Liabilities.

      "Working Capital Adjustment" shall mean, for any period, the amount (which may be a negative number) by which Working Capital as of the beginning of such period exceeds (or is less than) Working Capital as of the end of such period.

    B.  Section 1.01 of the Credit Agreement is hereby further amended by deleting the definitions of the terms 'Adjusted Senior Debt', 'Capital Expenditures', 'Change of Control', 'Credit Event', 'Credits', 'Debt Service Expense', 'EBITDA', 'Excess Cash Flow', 'Final Maturity Date', 'Guarantor', 'Interest Margin', 'Interest Payment Date', 'Leverage Ratio', 'Mandatory Prepayment', 'Obligations' and 'Permitted Acquisition', and inserting the following in lieu thereof:

      "Adjusted Senior Debt", at any date, means (i) the outstanding principal amount of Bank Loans plus (ii) Capitalized Lease Obligations.

      "Capital Expenditures" shall mean, with respect to any person, all expenditures incurred by such person with respect to any fixed assets or improvements or replacements, substitutions or additions thereto, which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise.

      "Change of Control" shall mean the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended, provided that such person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the outstanding capital stock of Holdings, (ii) Holdings shall cease to own directly or indirectly 100% of all outstanding shares of all classes of stock of each of the Borrowers and each subsidiary thereof or (iii) the occurrence of a "Change in Control" as defined in the Senior Subordinated Note or the Convertible Subordinated Notes.

      "Credit Event" shall mean each borrowing.

      "Credits" shall mean the Loans.

      "Debt Service Expense" shall mean, with respect to any person for any period, the aggregate of regularly scheduled principal payments and cash interest payments of all Indebtedness (including, without limitation, Subordinated Indebtedness) made or to be made by such person during such period on a Consolidated basis in accordance with GAAP.

      "EBITDA" shall mean, with respect to any person for any period, without duplication, the sum of (i) Net Income, (ii) Interest Expense, (iii) depreciation and amortization and other non-cash items properly deducted in determining Net Income and (iv) federal, state and local income taxes, in each case of such person for such period minus interest income, computed and calculated in accordance with GAAP.

      "Excess Cash Flow" shall mean, with respect to any person for any period, the amount, if any, by which Net Cash Flow plus the Working Capital Adjustment of such person and its subsidiaries on a Consolidated basis for such period exceeds the Debt Service Expense of such person and its subsidiaries on a Consolidated basis for such period.

      "Final Maturity Date" shall mean September 30, 2003.

      "Guarantor" shall mean, collectively, Holdings, each subsidiary of any of the Borrowers (other than Dedicated Dental, Dental Oregon, Capitol Dental Care, Inc., an Oregon corporation, and Gencare Dental Plans, Inc., an Oregon corporation) in existence on the Closing Date and any subsidiary of any of the Borrowers which becomes a guarantor of the Obligations after the date hereof. Upon the execution of a Joinder Agreement by a person as a "Guarantor", such person shall be deemed to be a party to this Agreement as a Guarantor and shall be bound by, and subject to all terms and provisions set forth herein and in the other Loan Documents applicable to "Guarantors", including, without limitation, the provisions of Article XII of this Agreement.

      "Interest Margin" shall mean, with respect to any Eurodollar Loan, 5.50% or, with respect to any Alternative Base Loan, 3.75%. Upon the consummation of one or more New Capital Transactions and subject to the corresponding prepayment of the Loans hereunder and "Loans" under the 2000 Credit Agreement, in an aggregate amount not less than $25,000,000, as set forth herein, the Interest Margins shall, effective on the fourth Business Day following the date of such prepayment, be, with respect to any Eurodollar Loan, 3.50% or, with respect to any Alternative Base Loan, 1.75%. Notwithstanding the foregoing, effective on the Conversion Date, each of the foregoing Interest Margins shall be increased by 1.00% and shall continue to increase by 1.00% on each anniversary of the Conversion Date.

      "Interest Payment Date" shall mean (i) the first Business Day of each month, (ii) on the date of the prepayment of principal of any Loan, as provided in Section 2.04(b) and Section 2.09(g) and (iii) with respect to any Eurodollar Loan, in addition to (i) and (ii), the last day of the Interest Period applicable thereto.

      "Leverage Ratio" shall mean, with respect to any person for any period, the ratio of (i) Adjusted Senior Debt as at the date of determination to (ii) EBITDA of such person for such period. For purposes of calculating the Leverage Ratio for the period ending March 31, 2001, EBITDA for the fiscal quarter then ended shall be multiplied by 4; for purposes of calculating the Leverage Ratio for the period ending June 30, 2001, EBITDA for the two fiscal quarters then ended shall be multiplied by 2; for purposes of calculating the Leverage Ratio for the period ending September 30, 2001, EBITDA for the three fiscal quarters then ended shall be multiplied by 1.33; and for purposes of calculating the Leverage Ratio for all subsequent periods EBITDA for the four fiscal quarters then ended shall be used.

      "Mandatory Prepayment" shall mean an amount equal to seventy-five percent (75%) of Excess Cash Flow, if any, of the Borrowers and their subsidiaries for the fiscal quarter then ended.

      "Obligations" shall mean all obligations, liabilities and Indebtedness of the Borrowers to the Lenders and the Administrative Agent, arising under one or more of the Loan Documents, whether now existing or hereafter created, direct or indirect, due or not, whether created directly or acquired by assignment, participation or otherwise, including without limitation all obligations, liabilities and Indebtedness of the Borrowers with respect to the Security Documents and other Loan Documents, the principal of and interest on the Revolving Credit Loans, the Term Loans and the payment or performance of all other obligations, liabilities, and Indebtedness of the

  Borrowers to the Lenders and the Administrative Agent hereunder, under any one or more of the Loan Documents (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, and interest that, but for the filing of a petition in bankruptcy with respect to any Borrower, would accrue on such obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy proceeding), including without limitation all fees, costs, expenses and indemnity obligations hereunder and thereunder.

      "Permitted Acquisition" means an acquisition of an Affiliated Dental Practice that was permitted under this Credit Agreement and was consummated by Borrowers prior to the Sixth Amendment Date.

    C.  Section 1.01 of the Credit Agreement is hereby further amended by deleting the definitions of the terms 'Acquisition Basket', 'Acquisition Capital Expenditures', 'Adjusted EBITDA', 'Adjusted Total Funded Debt', 'DCA Merger', 'De Novo Capital Expenditures', 'De Novo Dental Practice', 'Equity Transaction', 'Excess Proceeds', 'Fixed Charge Coverage Ratio', 'Interest Leverage Ratio', 'Letter of Credit', 'Letter of Credit Usage', 'Net Worth', 'Permitted De Novo Capital Expenditure', 'Pro Forma Adjusted EBITDA', 'Pro Forma Adjusted Senior Funded Debt', 'Pro Forma Adjusted Total Funded Debt', 'Pro Forma Cash Interest Expense', 'Pro Forma EBITDA', 'Pro Forma Interest Coverage Ratio', 'Pro Forma Interest Leverage Ratio' and 'Pro Forma Leverage Ratio'.

    2.2  THE LOANS.

    A.  The Credit Agreement (including, without limitation, Sections 2.01, 2.06, 2.07, 2.09, 2.10, 2.12, 2.14 and 5.01 of the Credit Agreement) is hereby amended by deleting the references to Letters of Credit and Letter of Credit Usage and any references to Sections 2.17-2.20 (as in effect prior to the Sixth Amendment Date) appearing therein.

    B.  Section 2.03 of the Credit Agreement is hereby amended to read in full as follows:

      'SECTION 2.03.  Notice of Loans.  The Borrowers shall, through a Responsible Officer of any of the Borrowers, give the Administrative Agent irrevocable written, telex or facsimile notice (promptly confirmed in writing) of each borrowing (including, without limitation, a conversion as permitted by Section 2.02(e) hereof) not later than 9:00 A.M., Los Angeles, California time, (i) three (3) Business Days before a proposed Eurodollar Loan borrowing or conversion and (ii) on the day of an Alternate Base Loan borrowing or conversion. Such notice shall be in the form of Exhibit O annexed hereto and which shall specify (w) whether the Loans then being requested are to be Alternate Base Loans or Eurodollar Loans, (x) the date of such borrowing (which shall be a Business Day) and amount thereof, (y) if such Loans are to be Eurodollar Loans, the Interest Period with respect thereto and (z) that (A) the Borrowers have concurrently given notice under the 2000 Credit Agreement of a borrowing which is pro rata (based on the aggregate of the Total Revolving Credit Commitment under this Agreement and the Total Revolving Credit Commitment under the 2000 Credit Agreement) and (B) the allocation of such borrowing between this Agreement and the 2000 Agreement. If no election as to the type of Loan is specified in any such notice, all such Loans shall be Alternate Base Loans. If no Interest Period with respect to any Eurodollar Loan is specified in any such notice, then an Interest Period of one (1) month's duration shall be deemed to have been selected. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender's portion of the requested borrowing.'

    C.  Section 2.04(c) of the Credit Agreement is hereby amended to read in full as follows:

      '(c)  Subject to Section 2.09(g), the aggregate principal amount of the Term Loan, as evidenced by the Term Notes, shall be payable in consecutive quarterly installments on the first Business Day of each October, January, April and July of each year (the date of each such installment, a "Repayment Date"), commencing October 1, 2001, in the amount of $6,428,571.40, and such payments shall be distributed ratably among the Lenders in accordance with their pro rata share of such Term Loan. Notwithstanding anything herein to the contrary, the final installment under such Term Note shall be in the amount of the unpaid principal balance of such Term Note and shall be payable on the Final Maturity Date.

      To the extent not previously paid, the Term Loan shall be due and payable on the Final Maturity Date. Each Term Note shall bear interest from its date on the outstanding principal balance thereof, as provided in Section 2.05. All principal payments in respect of the Term Loan shall be accompanied by accrued interest on the principal amount being repaid to the date of payment. No scheduled payment of principal in respect of the Term Loan shall be made to the extent that a lesser principal payment would result in the payment in full of the outstanding amount of the Term Loan, and such lesser amount is paid.'

    D.  Section 2.07(d) of the Credit Agreement is hereby amended to read in full as follows:

      '(d)  Simultaneously with the prepayment of the Revolving Credit Loans outstanding under this Agreement pursuant to Section 2.09(d) or (f) hereof, the Total Revolving Credit Commitment hereunder shall be permanently reduced by the amount prepaid.'

    E.  Section 2.08(a) of the Credit Agreement is hereby amended to read in full as follows:

      'Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable thereto; provided that, in the case of Eurodollar Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Loans shall thereupon become Alternate Base Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable for Alternate Base Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.08(a) is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of the Agents or any Lender.'

    F.  Section 2.09(d) of the Credit Agreement is hereby amended to read in full as follows:

      '(d)  (i) Within three (3) Business Days of the sale or other disposition of any assets of any Loan Party (excluding (x) sales of assets in the ordinary course of business, and (y) subject to Section 6.02 hereof, sales of worn-out or obsolete assets (but only to the extent that the net proceeds realized are applied within three (3) Business Days of any sale or other disposition to purchase other assets and pending such application or prepayment all such net proceeds shall be maintained in a cash collateral account with the Administrative Agent on terms and conditions acceptable to the Administrative Agent)), the Borrowers shall pay the Incremental Fee or make a mandatory prepayment of the Bank Loans (in the order set forth in paragraph (g) below), in an amount equal to (1) 25% of the first $4,000,000 of proceeds received (net of taxes due and any reasonable expenses of sale), plus (2) 90% of such proceeds in excess of $4,000,000 (in each case, calculated on a cumulative basis, taking into account all such proceeds subsequent to the Sixth Amendment Date), which proceeds shall be applied as set forth in paragraph (g) below; nothing contained in this paragraph (d) shall be or be deemed to be a consent to the sale of any assets of any Loan Party;

      (ii) within three (3) Business Days of the consummation of a New Capital Transaction subsequent to the Sixth Amendment Date, the Borrowers shall pay the Incremental Fee or make a mandatory prepayment of the Bank Loans (in the order set forth in paragraph (g) below) in an amount equal to (1) 100% of the first $1,000,000 in cash proceeds received (net of taxes due and any reasonable expenses of sale) in excess of $5,000,000 plus (2) 90% of the cash proceeds received (net of taxes due and any reasonable expenses of sale) in excess of $6,000,000 (in each case calculated on a cumulative basis, taking into account all such proceeds), which proceeds shall be applied as set forth in paragraph (g) below; nothing contained in this paragraph (d) shall be or be deemed to be a consent to the sale of any stock or the issuance of any stock or debt securities;

      (iii) on the later of (a) June 30, 2001 and (b) 30 days after receipt of any federal income tax refund by Holdings or any of its subsidiaries after the Sixth Amendment Date, the Borrowers shall pay the Incremental Fee or make a mandatory prepayment of the Bank Loans (in the order set forth in paragraph (g) below) in an amount equal to 50% of the amount of such refund, which shall be applied as set forth in paragraph (g) below.'

    G.  Section 2.09(e) of the Credit Agreement is hereby amended to read in full as follows:

      '(e)  Within 45 days of the end of each fiscal quarter of the Borrowers, commencing with the fiscal quarter ending December 31, 2001, the Borrowers shall make a mandatory prepayment of the Bank Loans (in the order set forth in paragraph (g) below) in an amount equal to the Mandatory Prepayment, if any, of the Borrowers and their subsidiaries for the fiscal quarter then ended, such payment or prepayment to be applied as set forth in paragraph (g) below.'

    H.  Section 2.09(g) of the Credit Agreement is hereby amended to read in full as follows:

      '(g)  Voluntary prepayments of the Term Loan shall be applied pro rata (based on the aggregate of the unpaid amount of the Term Loan under this Agreement and the unpaid principal amount of the Term Loan under the 2000 Credit Agreement) and, with respect to the portion being applied to the Term Loan under this Agreement, to the installments due on the next four consecutive Repayment Dates from receipt of the prepayment in direct order of maturity and then on a pro rata basis over the remaining Repayment Dates. Payments pursuant to paragraph (d), (e) or (f) above shall be applied first to the Incremental Fee to the extent any amounts of the $1,000,000 portion of such fee payable pursuant to Section 2.17(i) remain unpaid and then, (A) prior to the Conversion Date, pro rata (based on the aggregate of the Total Revolving Credit Commitment under this Agreement and the Total Revolving Credit Commitment under the 2000 Credit Agreement) between the Revolving Credit Loans and the Revolving Credit Loans under the 2000 Credit Agreement and (B) from and after the Conversion Date, pro rata (based on the aggregate of the unpaid principal amount of the Term Loan under this Agreement and the unpaid principal amount of the Term Loan under the 2000 Credit Agreement) and, with respect to the portion being applied to the Term Loan under this Agreement, to the installments due on the next four consecutive Repayment Dates from receipt of the prepayment and then on a pro rata basis over the remaining Repayment Dates to the extent of such prepayment in direct order of maturity. Any prepayment made pursuant to paragraphs (d) and (f) above before the Conversion Date shall be credited against installments due after the Conversion Date on the first four consecutive Repayment Dates in direct order of maturity and then on a pro rata basis over the remaining Repayment Dates to the extent of such prepayment. Any prepayments required by paragraphs (d), (e) and (f) shall be applied first to outstanding Alternate Base Loans and then to outstanding Eurodollar Loans. When paying the Incremental Fee or making a prepayment, whether mandatory or otherwise, pursuant to paragraphs (a)-(f) above, the Borrowers shall furnish to the Administrative Agent, not later than 11:00 A.M. (Los Angeles, California time) three (3) Business Days prior to the date of such payment or prepayment, written, telex or facsimile notice (promptly confirmed in writing) of such payment or prepayment which shall specify the payment or prepayment date and the Incremental Fee (or portion thereof) and/or the principal amount of each Loan (or portion thereof) to be paid or prepaid, which notice shall be irrevocable and shall commit the Borrowers to make such payment or prepayment in the amount stated therein on the date stated therein. All prepayments of Loans shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.'

    I.  Section 2.09(j) of the Credit Agreement is hereby amended to read in full as follows, and Sections 2.09(k) and (l) are hereby deleted:

      '(j)  Once prepaid the amount of the Term Loan may not be reborrowed.'

    J.  Sections 2.17 and 2.18 of the Credit Agreement are hereby amended to read in full as follows, and Sections 2.19 and 2.20 of the Credit Agreement are hereby deleted:

      'SECTION 2.17  Incremental Fee.  Upon execution of this Agreement, the Lenders and the "Lenders" under the 2000 Credit Agreement shall fully earn a fee equal to $2,000,000 (the "Incremental Fee"). The Incremental Fee shall be payable to the Administrative Agent (for the ratable benefit of the Lenders hereunder and the "Lenders" under the 2000 Credit Agreement) in the following manner: (i) $1,000,000 on September 30, 2001 and (ii) $1,000,000 on the Final Maturity Date; provided that the portion of the Incremental Fee due on September 30, 2001 shall be prepaid in whole or in part upon an asset sale or other disposition, a New Capital Transaction or receipt of a federal income tax refund as provided in Section 2.09. If all Obligations are repaid or otherwise satisfied and all Revolving Credit Commitments are terminated prior to March 31, 2002, payment of the $1,000,000 portion of the Incremental Fee due on the Final Maturity Date shall be forgiven.

      SECTION 2.18.  Warrants.  Concurrently with the delivery of this Agreement, Holdings shall execute and deliver to each Lender and each "Lender" under the 2000 Credit Agreement (or, in each case, its designee) a Warrant in substantially the form attached as Exhibit R. Each Lender and each "Lender" under the 2000 Credit Agreement (or, in each case, its designee) shall receive a Warrant to purchase such number of shares of Common Stock as is set forth opposite such Lender's name on Schedule 2.18 hereto (the number of shares for which the Warrants may be exercised are shown in the aggregate for each Lender, whether being received under this Agreement or the 2000 Credit Agreement).'

    2.3  REPRESENTATIONS AND WARRANTIES.  A. Section 4.01 of the Credit Agreement is hereby amended to read in full as follows:

      SECTION 4.01.  Organization, Legal Existence.  Each Loan Party is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite power and authority to own its property and assets and to carry on its business as now conducted and as currently proposed to be conducted and is qualified to do business in every jurisdiction where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect (all such jurisdictions being listed in Schedule 4.01 annexed hereto). Each Loan Party has the corporate power to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party, and to borrow hereunder and to execute and deliver the Notes.

    B.  4.14 of the Credit Agreement is hereby amended to read in full as follows:

      'SECTION 4.14  Use of Proceeds.  All proceeds of each borrowing subsequent to the Sixth Amendment Date under the Total Revolving Credit Commitment shall be used to provide for working capital requirements and for general corporate purposes of the Borrowers.'

    C.  Article IV of the Credit Agreement is further amended by adding the following as Section 4.25:

      'SECTION 4.25  Loans to Affiliated Dental Practices.  Borrowers have made no loans or advances to Affiliated Dental Practices that are made pursuant to or are evidenced by a promissory note or other instrument.'

    2.4  AFFIRMATIVE COVENANTS.  A. Section 6.05(e) of the Credit Agreement is hereby amended by deleting the reference to Section 7.11 appearing in clause (i) thereof.

    B.  Section 6.05(j) of the Credit Agreement is hereby amended to read in full as follows:

      '(j)  promptly upon any Responsible Officer of the Borrowers obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Default or Event of Default, (ii) that any person has given any notice to any Borrower or any subsidiary thereof or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection (g) of Article VIII hereof, or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of the Financial Officer of each of the Borrowers specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such person and the nature of such claimed Default, Event of Default, default, event or condition, and what action the Borrowers have taken, is taking and proposes to take with respect thereto;'

    C.  Section 6.05 of the Credit Agreement is hereby further amended by adding the following as paragraphs (l), (m) and (n) thereof:

      '(l)  on the second Business Day of each week, (i) a Consolidated cash flow forecast for the eight-week period commencing on such Business Day, (ii) a Consolidated statement of actual Consolidated cash flows for the week just ended, and (iii) a comparison of actual Consolidated cash flows against forecasted cash flows for such prior week, in each case in the format attached as Schedule 6.05(l);

      (m)  within 15 days after the end of each fiscal quarter of Holdings, a written progress report concerning (i) the status of and plans for negotiations of deferments of Earnout Arrangements and Seller Notes, including a narrative report describing the steps taken and to be taken to comply with Section 6.17 and (ii) the status of and plans for any sales of assets and New Capital Transactions; and

      (n)  within 30 days after the end of each month, a report, satisfactory in form and substance to the Required Lenders, concerning the status of applications for and receipt of any federal income tax refunds.'

    D.  Sections 6.19, 6.20 and 6.26 of the Credit Agreement are hereby deleted and Section 6.17 of the Credit Agreement is hereby amended to read in full as follows:

      'SECTION 6.17  Earnout Arrangements and Seller Notes.  By January 1, 2002, reach binding agreements with certain of the persons entitled to receive any cash payments in calendar year 2001 under the Earnout Arrangements or the Seller Notes, which agreements shall provide for the deferral of a minimum aggregate amount of $4,500,000 of such cash payments to calendar year 2002 or later in a manner satisfactory to the Required Lenders.'

    E.  Section 6.18 of the Credit Agreement is hereby amended to read in full as follows:

      'SECTION 6.18  Collateral Arrangements with Affiliated Dental Practices.  Use commercially reasonable efforts to cause (i) the execution and delivery of a security agreement between each

  Affiliated Dental Practice set forth in column A of Schedule VI and the appropriate Borrower or Guarantor, (ii) the filing by each Affiliated Dental Practice set forth in column B of Schedule VI of a UCC-1 Financing Statement in favor of the appropriate Borrower or Guarantor and the filing by such Borrower or Guarantor of a UCC assignment in favor of the Administrative Agent and (iii) delivery of a copy of such agreement, UCC-1 financing statement and UCC assignment to Administrative Agent, in each case within 30 days of the Sixth Amendment Date.'

    F.  Section 6.21 of the Credit Agreement is hereby amended by adding the following at the beginning thereof:

      'Within 60 days of the Sixth Amendment Date, as to the location of DCA's headquarters, and'

    G.  Section 6.24 of the Credit Agreement is hereby amended by deleting the phrase 'Within 60 days of the Closing Date,' and inserting the following in lieu thereof:

      'Within 45 days of the Sixth Amendment Date,'

    2.5  NEGATIVE COVENANTS.  A. Section 7.04 of the Credit Agreement is hereby amended to read in full as follows:

      'SECTION 7.04  Dividends, Distributions and Payments.  Declare or pay, directly and indirectly, any cash dividends or make any other distribution, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any subsidiary to purchase or acquire) any shares of any class of its capital stock or set aside any amount for any such purpose; provided, however, that a subsidiary may pay dividends to its immediate parent so long as such parent is a Guarantor or a Borrower; provided, further, that the Borrowers may pay dividends to Holdings, so long as no Default or Event of Default shall have occurred and be continuing at such time or shall occur as a result of such payment, for the purpose of enabling Holdings to repurchase preferred stock of Holdings in accordance with the terms and provisions of its certificate of incorporation (as in effect on the Closing Date); provided, that in no event shall the amount distributed to Holdings pursuant to this clause exceed $100 in the aggregate.'

    B.  Section 7.05 of the Credit Agreement is hereby amended to read in full as follows:

      'SECTION 7.05  Consolidations, Mergers, Sales of Assets and Acquisitions.  Consolidate with or merge into any other person, or sell, lease, transfer or assign to any persons or otherwise dispose of (whether in one transaction or a series of transactions) any portion of its assets (whether now owned or hereafter acquired), or sell any of its inventory, other than in the normal course of business, or permit another person to merge into it, or acquire all or substantially all of the capital stock or other evidence of beneficial ownership of, or the business or assets of, any other person or any division or line of business of any person.'

    C.  Section 7.06 of the Credit Agreement is hereby amended by deleting paragraph (g) thereof and amending paragraphs (f) and (j) thereof to read in full as follows:

      '(f)  investments in the stock of any subsidiary existing on the Sixth Amendment Date, but not any additional investments therein;'

      '(j)  loans or advances by a Borrower to an Affiliated Dental Practice, made in the ordinary course of business to fund operating expenses in accordance with the terms of the related Management Agreement; provided that such loans or advances are not made pursuant to or evidenced by a promissory note or other instrument unless such note or other instrument is delivered to the Administrative Agent as Collateral;'

    D.  Section 7.07 of the Credit Agreement is hereby amended to read in full as follows:

        'SECTION 7.07  Capital Expenditures.  Make any Capital Expenditures, other than Maintenance Capital Expenditures or Capital Expenditures with respect to existing facilities'.

    E.  Section 7.08 of the Credit Agreement is hereby amended, effective March 31, 2001, to read in full as follows:

        'SECTION 7.08  Cash Flow.  Permit Cash Flow at the end of the fiscal quarter ended March 31, 2001, the two fiscal quarter period ending June 30, 2001, the three fiscal quarter period ending September 30, 2001 and any four fiscal quarter period ending thereafter to be less than the amounts shown below opposite such quarter end date:

Quarter Ending	Cash Flow
March 31, 2001	$4,500,000
June 30, 2001	9,100,000
September 30, 2001	13,700,000
December 31, 2001	18,600,000
March 31, 2002	19,700,000
June 30, 2002	20,800,000
September 30, 2002	21,900,000
December 31, 2002	23,000,000
March 31, 2003	24,250,000
June 30, 2003 and thereafter	25,000,000

    F.  Section 7.09 of the Credit Agreement is hereby amended, effective March 31, 2001, to read in full as follows:

        'SECTION 7.09  Leverage Ratio.  Permit the Leverage Ratio of Holdings and its subsidiaries (on a Consolidated basis) at the end of any fiscal quarter to be greater than:

Quarter Ending	Ratio
March 31, 2001	3.20:1.00
June 30, 2001	3.20:1.00
September 30, 2001	3.20:1.00
December 31, 2001	3.00:1.00
March 31, 2002	2.75:1.00
June 30, 2002	2.50:1.00
September 30, 2002	2.25:1.00
December 31, 2002	1.90:1.00
March 31, 2003	1.70:1.00
June 30, 2003 and thereafter	1.50:1.00

    G.  Section 7.10 of the Credit Agreement is hereby amended, effective March 31, 2001, to read in full as follows:

        'SECTION 7.10  Liquidity.  Permit the sum of (i) the undrawn Revolving Credit Commitments under this Agreement and the undrawn Revolving Credit Commitments under the 2000 Credit Agreement (as such term is defined in the 2000 Credit Agreement) plus (ii) unused commitments under new debt financing ranked junior to the Obligations and junior to the 2000 Obligations plus (iii) cash on hand of the Borrowers, Holdings and other Guarantors on deposit with the Administrative Agent or subject to blocked account agreements, on the last day of each month shown below, to be less than the correlative amount for such month:

Month	Liquidity Amount
March 31, 2001	$2,300,000
April 30, 2001	2,300,000
May 31, 2001	2,300,000
June 30, 2001	3,800,000
July 31, 2001	3,500,000
August 31, 2001	3,200,000
September 30, 2001	2,900,000
October 31, 2001 and thereafter	2,500,000

    provided, that the minimum liquidity amount at April 30, 2001 and May 31, 2001 shall increase to $3,800,000 if the Dispositions occur in April 2001, and the minimum liquidity amount at May 31, 2001 shall increase to $3,800,000 if the Dispositions occur in May 2001.'

    H.  Section 7.11 and Section 7.21 of the Credit Agreement are hereby deleted.

    I.  Section 7.17(a) of the Credit Agreement is hereby amended to read in full as follows:

      '(a) Directly or indirectly prepay, redeem, purchase or retire any Indebtedness, including, without limitation, any Subordinated Indebtedness, other than Indebtedness incurred hereunder and under the 2000 Credit Agreement on a pro rata basis, or make any cash payment of interest or premium in respect of any Subordinated Indebtedness, other than Seller Notes; provided the Convertible Subordinated Notes may be retired upon conversion thereof, in accordance with their terms.'

    2.6  MISCELLANEOUS.

    A.  Section 11.01(c) of the Credit Agreement is hereby amended to read in full as follows:

      '(c) if to the Administrative Agent, at 400 California Street, 8th Floor, San Francisco, California 94104-1402, Attention: Nancy A. Perkins, Vice President, Special Assets Department (Telecopy No. (415) 765-2170), with a copy to Buchalter, Nemer, Fields & Younger, 333 Market Street, 29th Floor, San Francisco, CA 94105-2130, Attention: Robert Izmirian, Esq. (Telecopy No. (415) 227-0770); and'

    B.  Section 11.01 of the Credit Agreement is hereby amended by adding the following as subsection (e):

      '(e) in the case of any notice pursuant to subsections (b), (c) or (d), with a copy to O'Melveny & Myers LLP, 400 South Hope Street, 10th Floor, Los Angeles, California 90071, Attention: Ben H. Logan, Esq. (Telecopy No. (213) 430-6407).'

    C.  Section 11.04(a) of the Credit Agreement is hereby amended to read in full as follows:

      '(a) Each of the Borrowers agrees to pay all reasonable out-of-pocket expenses incurred by the Agents in connection with the preparation of this Agreement and the other Loan Documents (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Agents or any of the Lenders in connection with any amendments, modifications, waivers, extensions, renewals, renegotiations or "workouts" or the enforcement or protection of its rights in connection with this Agreement or any of the other Loan Documents or with the Loans made or the Notes issued hereunder, or in connection with any pending or threatened action, proceeding, or investigation relating to the foregoing, including but not limited to the reasonable fees and disbursements of counsel for the Agents and ongoing field examination expenses and charges, and, in connection with such amendment, modification, waiver, extension, renewal, renegotiation, "workout," enforcement or protection, the reasonable fees and disbursements of counsel for the Lenders. Each of the Borrowers further indemnifies the Lenders from and agrees to hold them harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes. In addition, each of the Borrowers agrees to pay the reasonable fees and expenses of O'Melveny & Myers LLP, counsel to the Lenders, in connection with any matters referred to in this Section 11.04(a) undertaken at the request of Agents or Lenders.'

    D.  SECTION 11.05 of the Credit Agreement is hereby amended to read in full as follows:

        'SECTION 11.05  Applicable Law.  THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (OTHER THAN THE CONFLICTS OF LAWS PRINCIPLES THEREOF).'

    E.  SECTION 11.06 of the Credit Agreement is hereby amended to read in full as follows:

        'SECTION 11.06.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender shall and is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any of the Borrowers or any Guarantor against any and all of the obligations of the Borrowers or any Guarantor now or hereafter existing under this Agreement and the 2000 Credit Agreement and the Notes held by such Lender and the Notes held by the Lenders under the 2000 Credit Agreement, irrespective of whether or not such Lender shall have made any demand under this Agreement or the 2000 Credit Agreement or the Notes or the Notes held by the Lenders under the 2000 Credit Agreement or under any Guarantee and although such obligations may be unmatured. Each Lender agrees to notify promptly the Administrative Agent and the Borrowers after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which may be available to such Lender; provided, however, that such rights are subject to the provisions of Section 2.14 hereof.'

    F.  Article XIII of the Credit Agreement is hereby amended to read in full as follows:

      'Notwithstanding any language to the contrary in this Agreement or in any other Loan Document, the Administrative Agent and the Lenders signatory hereto hereby acknowledge and agree that to the extent required under the Knox-Keene Health Care Service Plan Act or 1975, as amended, or any rules or regulations promulgated thereunder or related thereto, any transfer or assignment (whether for value or otherwise) of any ownership interest in the capital stock of Dedicated Dental or Dental Service on foreclosure or otherwise will require the filing of a notice of a material modification and prior approval by the California Department of Managed Care or its successor.'

    G.  Exhibit L to the Credit Agreement (Form of Covenant Compliance Certificates) is hereby amended to read as set forth in Exhibit L hereto.

    SECTION 3.  WAIVER AND CONSENT.  A. Subject to the terms and conditions set forth herein and in reliance on the representations and warranties of Borrowers herein contained, the Lenders hereby waive (i) Events of Default arising by reason of defaults existing under the Convertible Subordinated Notes and the Senior Subordinated Notes to the extent such defaults are waived pursuant to the amendments to the Convertible Subordinated Notes and the Senior Subordinated Note delivered pursuant to Section 6.1 and Section 6.5 of this Amendment and (ii) noncompliance by the Borrowers with the provisions of (a) Sections 7.08, 7.09, 7.10 and 7.11, as such provisions were in effect prior to the Sixth Amendment Date, at September 30, 2000, December 31, 2000 and March 31, 2001, and for the periods then ended and (b) Sections 6.01 and 7.05 resulting from the dissolution of SPDS DMI, Inc., Gentle Dental IF, Inc. and GMS Dental Group Management of Southern California, Inc. and the merger of Serra Park into Dental Management, provided that (1) each such dissolution results in the assets (if any) and liabilities (if any) of each dissolving company being assumed by the dissolving company's immediate parent and (2) the merger of Serra Park results in the assets and liabilities of Serra Park being assumed by Dental Management. Upon delivery of evidence of completion of a dissolution or merger to the Administrative Agent satisfactory to the Administrative Agent, the dissolving or merged company shall cease to be a "Grantor" under the Security Agreement and a "Guarantor" under the Credit Agreement and the stock of such subsidiary shall no longer be considered "Pledged Stock" or "Collateral" under the Pledge Agreement. Notwithstanding the foregoing, the security interest of the Administrative Agent (for the ratable benefit of the Lenders) in the assets of each subsidiary that is dissolved or merged as permitted hereby shall continue.

    B.  Subject to the terms and conditions set forth herein and in reliance on the representations and warranties of the Borrowers herein contained, the Lenders hereby consent to (i) the Dispositions, provided that the Dispositions occur by April 30, 2001 and result in the Borrowers receiving cash proceeds of not less than $3,000,000 (before deduction of expenses and taxes), an 8% $254,000 Promissory Note due March 2002, and forgiveness of Indebtedness of not less than $696,000, which Indebtedness is evidenced by a promissory note dated February 24, 1997, (ii) the release of Liens in favor of the Lenders to the extent that such Liens encumber assets sold pursuant to the Dispositions and (iii) the entering into by Dental Service of an amendment to the Management Agreement with Mid-Atlantic Dental Associates, P.A. that excludes the Annapolis/Cross Keys Practices from the operation of such agreement; provided that the cash proceeds of the Dispositions shall be applied as set forth in Section 2.09 of the Credit Agreement, as amended hereby.

    C.  Subject to the terms and conditions set forth herein and in reliance on the representations and warranties of the Borrowers herein contained, the Lenders hereby consent to the amendments to the Senior Subordinated Note and the Convertible Subordinated Notes reflected in the amendments delivered pursuant to Sections 6.1, 6.2 and 6.3 hereof and the amendment to the Senior Subordinated Note requiring an increase of the rate of interest thereon, during such time as interest is not paid in cash, to not more than 16 1/2% per annum and payment of an amendment fee in the form of an additional subordinated note having the same terms and conditions as the Senior Subordinated Note in an amount not to exceed $2,250,000; provided that the payment of interest is subject to the amendment referred to in Section 6.1 of this Amendment.

    SECTION 4.  LIMITATION OF WAIVER AND CONSENT.  Without limiting the generality of the provisions of Section 11.08 of the Credit Agreement, the waiver and consent set forth in Section 3 shall be limited precisely as written and are provided solely with respect to (a) the defaults under the Senior Subordinated Note and the Convertible Subordinated Notes described in Section 3, (b) noncompliance by the Borrowers with Sections 6.01, 7.05, 7.08, 7.09, 7.10 and 7.11, (c) the Dispositions and the release of Liens on related Collateral as specified in Section 3 and (d) the amendments to the Senior Subordinated Note and the Convertible Subordinated Notes described in Section 3. Nothing in this Amendment shall be deemed to constitute (i) a waiver of any other defaults under the Senior Subordinated Note and the Convertible Subordinated Notes or of compliance by Borrowers with respect to Sections 6.01, 7.05, 7.08, 7.09, 7.10 and 7.11 of the Credit Agreement in any other instance, (ii) a consent to any sale or disposition of assets or release of Collateral other than the Dispositions and release of Liens on Collateral as specified in Section 3, (iii) a consent to any amendment of any Subordinated Indebtedness other than as specified in Section 3 or (iv) a waiver of or consent to noncompliance with any other term, provision or condition of the Credit Agreement or any other instrument or agreement referred to therein.

    SECTION 5.  ADDITIONAL COMPANIES.  By each company's signature below, DentalCo Management Services of Maryland, Inc. and The Dental Center, Inc. (each an "Additional Company") shall each become a party to and be bound by the provisions of the Credit Agreement as a Guarantor and shall have the rights and obligations of a Guarantor hereunder, thereunder and under the other Loan Documents.

    SECTION 6.  CONDITIONS PRECEDENT.  This Amendment shall become effective upon the execution and delivery of counterparts hereof by the Borrowers, the Guarantors, the Lenders and each of the Agents to the Administrative Agent and the fulfillment of the following conditions:

      6.1   The Administrative Agent shall have received a copy of an executed amendment, in form and substance satisfactory to the Administrative Agent, certified by an officer of each Borrower as being a true and correct copy in full force and effect, to the Senior Subordinated Note providing, among other things, that (i) interest payable thereon on and after December 31, 2000 and through the date of payment in full of the Obligations shall be payable solely in kind and not payable in cash, (ii) the financial covenants applicable to the Senior Subordinated Note shall be revised so that there are no financial covenants other than those set in the Credit Agreement, and the levels of the financial covenants applicable to the Senior Subordinated Note shall not be more restrictive than 85% of the covenant levels set forth in the Credit Agreement and (iii) other provisions of the Senior Subordinated Note are amended or waived, so as to ensure that the Senior Subordinated Note is not subject to stricter provisions than the Credit Agreement.

      6.2   The Administrative Agent shall have received a copy of an executed affirmation and amendment, in form and substance satisfactory to the Administrative Agent, certified by an officer of each Borrower as being a true and correct copy in full force and effect, to the Subordination Agreement.

      6.3   The Administrative Agent shall have received a copy of (i) an amendment, in form and substance satisfactory to the Administrative Agent, executed by the Requisite Purchasers (as such term is defined in the Convertible Subordinated Notes) and certified by an officer of each Borrower as being a true and correct copy in full force and effect, to the Convertible Subordinated Notes and (ii) an amendment, in form and substance satisfactory to the Administrative Agent, executed by the Requisite Purchasers and certified by an officer of each Borrower as being a true and correct copy in full force and effect, to the Securities Purchase Agreement for the Convertible Subordinated Notes, each providing that interest payable thereon on and after December 31, 2000 and through the date of payment in full of the Obligations shall be payable solely in kind and not payable in cash.

      6.4   The Administrative Agent shall have received evidence that Amendment Agreement No. 3, dated as of April 13, 2001, to the 2000 Credit Agreement has been executed and delivered by each of the parties thereto concurrently with the execution and delivery of this Amendment.

      6.5   The Administrative Agent shall have received evidence that the holders of the Senior Subordinated Note, the Convertible Subordinated Notes and any other Indebtedness of the Borrowers, Holdings or a subsidiary have waived all defaults existing immediately prior to the Sixth Amendment Date.

      6.6   The Administrative Agent shall have received a certificate signed by a Financial Officer of each Borrower and Guarantor that (i) both before and after giving effect to the transactions contemplated herein all representations and warranties contained in this Amendment or otherwise made in writing to the Administrative Agent in connection herewith shall be true and correct in all material respects on and as of the date hereof (except insofar as such representations and warranties relate expressly to an earlier date) and (ii) after giving effect to the transactions contemplated herein, there exists no unwaived Default or Event of Default.

      6.7   The Administrative Agent shall have received certified copies of resolutions of the Board of Directors of each Borrower, approving and authorizing the execution, delivery, and performance of this Amendment, the amendment to the Senior Subordinated Note referred to above in Section 6.1, the affirmation and amendment to the Subordination Agreement referred to above in Section 6.2 and the amendment to the Convertible Subordinated Notes and the amendment to the Securities Purchase Agreement for the Convertible Subordinated Notes, each referred to above in Section 6.3, certified as of the Sixth Amendment Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment.

      6.8   The Administrative Agent shall have received signature and incumbency certificates of the officers of each Borrower.

      6.9   The Lenders shall have received an opinion or opinions of counsel to the Borrowers, in form and substance satisfactory to the Lenders.

      6.10   Counsel to the Lenders, including O'Melveny & Myers LLP, counsel to each of the Lenders and counsel to each of the Agents, shall have received payment in full for all unpaid legal fees charged, and all costs and expenses incurred, by such counsel through the date hereof and all legal fees charged, and all costs and expenses incurred, by such counsel in connection with the transactions contemplated under this Amendment and the other Loan Documents and instruments in connection herewith and therewith.

      6.11   Completion of field exam of accounts receivable, accounts payable, inventory and other matters of the Borrowers to satisfaction of Required Lenders.

      6.12   The Administrative Agent shall have received evidence satisfactory to Required Lenders of the engagement by the Borrowers of a consultant satisfactory to the Required Lenders knowledgeable with respect to health care operational matters to advise the Borrowers on cost-containment matters.

      6.13   The Administrative Agent shall have received evidence satisfactory to it and counsel to the Lenders that all steps have been taken to perfect the Liens required to be granted to the Administrative Agent for the benefit of the Lenders pursuant to the Loan Documents.

      6.14   The Administrative Agent shall have received from Dental Service and each Additional Company an executed Joinder Agreement.

      6.15   The Administrative Agent shall have received executed amendments to the Pledge Agreement, the Security Agreement and each Assignment of Contract satisfactory in form and substance to it.

      6.16   The Administrative Agent shall have received such other documents, including, without limitation, such other documents from the holder of the Senior Subordinated Note, the holders of the Convertible Subordinated Notes and the holders of any other Subordinated Indebtedness, as the Lenders or their counsel shall reasonably deem necessary.

    SECTION 7.  CONFIRMATION OF LOAN DOCUMENTS.  Each Loan Party, by its execution and delivery of this Amendment, irrevocably and unconditionally ratifies and confirms in favor of the Administrative Agent that it consents to the terms and conditions of the Credit Agreement as it has been amended by this Amendment and that notwithstanding this Amendment, each Loan Document to which such Loan Party is a party shall continue in full force and effect in accordance with its terms, as it has been amended on the date hereof, and is and shall continue to be applicable to all of the Obligations.

    SECTION 8.  MISCELLANEOUS.

      8.1   Each Borrower and each Guarantor reaffirms and restates the representations and warranties set forth in Article IV of the Credit Agreement, as amended by this Amendment and after giving effect to the transactions contemplated herein, and all such representations and warranties shall be true and correct in all material respects on and as of the date hereof (except insofar as such representations and warranties relate expressly to an earlier date). Each Loan Party represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Agent that:

        (a) It has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Amendment and the transactions contemplated hereby and has taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment and the transactions contemplated hereby;

        (b) No consent of any other person (including, without limitation, shareholders or creditors of any Loan Party), and no action of, or filing with any governmental or public body or authority is required to authorize, or is otherwise required in connection with the execution, delivery and performance of this Amendment;

        (c) This Amendment has been duly executed and delivered on behalf of each Loan Party by a duly authorized officer, and constitutes a legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and the exercise of judicial discretion in accordance with general principles of equity; and

        (d) The execution, delivery and performance of this Amendment will not violate any law, statute or regulation, or any order or decree of any court or governmental instrumentality, or conflict with, or result in the breach of, or constitute a default under any contractual obligation of any Loan Party.

      8.2   Except, as herein expressly amended, the Credit Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms, including, without limitation, the provisions set forth in Section 11.04 of the Credit Agreement.

      8.3   All references to the Credit Agreement contained in the Credit Agreement and the other Loan Documents and the other documents and instruments delivered pursuant to or in connection therewith shall mean the Credit Agreement, as amended hereby and as may in the future be amended, restated, supplemented or modified from time to time.

      8.4   This Amendment may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

      8.5   Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

      8.6   THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OR CONFLICT OF LAW PRINCIPLES THEREOF.

      8.7   The parties hereto shall, at any time and from time to time following the execution of this Amendment, execute and deliver all such further instruments and take all such further actions as may be reasonably necessary or appropriate in order to carry out the provisions of this Amendment.

    IN WITNESS WHEREOF, the Borrowers, Guarantors, the Administrative Agent, the Syndication Agent and the Required Lenders have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

GENTLE DENTAL SERVICE CORPORATION, as a Borrower
By:	/s/ MICHAEL T. FIORE
Name: Michael T. Fiore Title: President
GENTLE DENTAL MANAGEMENT, INC., as a Borrower
By:	/s/ MICHAEL T. FIORE
Name: Michael T. Fiore Title: President
DENTAL CARE ALLIANCE, INC., as a Borrower
By:	/s/ STEVEN R. MATZKIN
Name: Steven R. Matzkin Title: President
GMS DENTAL GROUP MANAGEMENT OF HAWAII, INC., as a Guarantor
By:	/s/ MICHAEL T. FIORE
Name: Michael T. Fiore Title: President
GMS DENTAL GROUP MANAGEMENT OF SOUTHERN CALIFORNIA, INC., as a Guarantor
By:	/s/ MICHAEL T. FIORE
Name: Michael T. Fiore Title: President

GENTLE DENTAL OF IRVINE, as a Guarantor
By:	/s/ MICHAEL T. FIORE
Name: Michael T. Fiore Title: President
GDSC OF PIEDMONT, INC., as a Guarantor
By:	/s/ MICHAEL T. FIORE
Name: Michael T. Fiore Title: President
GENTLE DENTAL LEGACY, INC., as a Guarantor
By:	/s/ MICHAEL T. FIORE
Name: Michael T. Fiore Title: President
DENTAL CARE ALLIANCE OF FLORIDA, INC., as a Guarantor
By:	/s/ STEVEN R. MATZKIN
Name: Steven R. Matzkin Title: President
DENTAL CARE ALLIANCE OF MICHIGAN, INC., as a Guarantor
By:	/s/ STEVEN R. MATZKIN
Name: Steven R. Matzkin Title: President
DENTAL CARE ALLIANCE OF GEORGIA, INC., as a Guarantor
By:	/s/ STEVEN R. MATZKIN
Name: Steven R. Matzkin Title: President

DENTAL CARE ALLIANCE OF INDIANA, INC., as a Guarantor
	By:	/s/ STEVEN R. MATZKIN
Name: Steven R. Matzkin Title: President
DENTAL ONE ASSOCIATES, INC., as a Guarantor
	By:	/s/ STEVEN R. MATZKIN
Name: Steven R. Matzkin Title: President
DENTAL CARE ALLIANCE OF PENNSYLVANIA, INC., as a Guarantor
	By:	/s/ STEVEN R. MATZKIN
Name: Steven R. Matzkin Title: President
Additional Companies as Guarantors:	DENTALCO MANAGEMENT SERVICES OF MARYLAND, INC., as a Guarantor
	By:	/s/ MICHAEL T. FIORE
Name: Michael T. Fiore Title: President
THE DENTAL CENTER, INC., as a Guarantor
	By:	/s/ MICHAEL T. FIORE
Name: Michael T. Fiore Title: President

Lenders:	UNION BANK OF CALIFORNIA, N.A.. as Administrative Agent and Lender
	By:	/s/ THOMAS FRATAR
Name: Thomas Fratar Title: Vice President
THE CHASE MANHATTAN BANK, as Syndication Agent and as a Lender
	By:	/s/ ERIC GROBERG
Name: Eric Groberg

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Lender
	By:	/s/ DANIEL J. FALSTAD
Name: Daniel J. Falstad

Title: Vice President

FLEET CAPITAL CORPORATION, as a Lender
	By:	/s/ LESLIE REUTER
Name: Leslie Reuter

Title: Sr. Vice President

BANK OF AMERICA, N.A. (successor by merger to NationsBank, N.A.), as a Lender
	By:	/s/ RONALD J. PARISI
Name: Ronald J. Parisi

Title: Sr. Vice President

FIRST NATIONAL BANK, as a Lender
	By:	/s/ DANIEL T. GRENCY
Name: Daniel T. Grency

Title: CEO

CITIZENS BANK OF MASSACHUSETTS, as a Lender
	By:	/s/ LAWRENCE E. JACOBS
Name: Lawrence E. Jacobs

Title: Vice President

SOVEREIGN BANK, as a Lender
	By:	/s/ ROLAND D. LAMOTHE
Name: Roland D. Lamothe

Title: Vice President

Solely as to Sections 7 and 8:	INTERDENT, INC., as a Guarantor
	By:	/s/ MICHAEL T. FIORE
Name: Michael T. Fiore

Title: CEO

Schedule VI

PA UCC Financing Statements and Security Agreements

Column A	Column B
Burns Dental Corporation
Burrell Dental Corporation
Dental Care Centers of Hawaii
Francis Dental Corporation
Hualalai Dental Services, Inc.
Joseph M. Checchio & Alex J. Gonzales (A Partnership)
Pacific Dental Services Administrative Office
Yep Dental Corporation	Bajwa Dental Corporation
Charles Murillo, D.D.S.
Frank Potts, D.D.S., A Dental Corporation
Gerald Aaron, P.C.
Lynda Watanabe, D.D.S., Inc.
Merzenich Dental Corporation
Ned Greenberg, D.D.S. & Associates, P.C.
Schlesinger Dental Corporation
Tej Johl D.D.S., Dental Corporation

Schedule 2.18

Schedule of Warrants

Lender	Shares of Common Stock
Union Bank of California, N.A.	148,515
The Chase Manhattan Bank	148,515
U.S. Bank National Association	148,515
Fleet Capital Corporation	148,515
Bank of America, N.A.	148,515
First National Bank	59,405
Citizens Financial Group, Inc.	99,010
Sovereign Bank	99,010

Schedule 6.05(l)

Form of Cash Flow Reports

(See Attached)

QuickLinks

AMENDMENT AGREEMENT NO. 6 AND WAIVER
  Schedule VI
  Schedule 2.18
  Schedule 6.05(l)